Exhibit 99.4

JBI, Inc. Executes 20 Year Lease for a Material Recycling Facility

THOROLD, Ontario, December 15, 2010 (GlobeNewswire via COMTEX) – JBI, Inc. (JBI) (OTCQX: JBII) Today, JBI executed an agreement to lease a waste permitted material recycling facility. The 18,000 sq ft recycling facility resides on a 15 acre site and accepts, separates and processes paper, plastics and other materials. The facility includes three bailers, several trailers, a shredder and approximately 20 remote bailing machines operating at customer sites. The solid waste permit allows for 300 metric tons of material to be processed on site at any one time.

About JBI, Inc.

JBI, Inc. is an alternative Oil and Gas company. JBI developed a process that converts waste plastic into fuel (Plastic2Oil). JBI scaled a 1kg process to a 20MT commercial processor in less than 1 year. For more information please review www.plastic2oil.com

Forward Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in  the commercial operations of its Plastic2Oil  machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's amended Annual Report on Form 10-K, filed on July 9, 2010, with the Securities and Exchange Commission, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:  JBI, Inc.

Investor Relations
John Zervas
(877) 307-7067
jpz@jbi-ir.com

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INDUSTRY KEYWORD:          Business Services
SUBJECT CODE:       RECYCLING, DIESEL, GASOLINE

JBI, Inc. All rights reserved.